3000 N. Sam Houston Pkwy E., Houston, TX 77032 Phone: 281-871-3602 Page 1 of 2 FOR IMMEDIATE RELEASE HALLIBURTON APPOINTS TIMOTHY A. LEACH TO BOARD OF DIRECTORS HOUSTON – Dec. 2, 2025 – Halliburton (NYSE: HAL) announced the appointment of Mr. Timothy A. Leach to its board of directors. The appointment is effective Dec. 2, 2025, and Mr. Leach will stand for election by shareholders at Halliburton’s 2026 Annual Meeting of Shareholders. “On behalf of the board, I am pleased to welcome Tim to Halliburton,” said Jeff Miller, Halliburton chairman, president, and CEO. “Tim is a widely respected leader in the oil and gas business. He brings decades of leadership in the oil and gas industry and deep expertise in upstream operations, strategic planning, and corporate governance. His experience running everything from start up to large oil and gas businesses and guiding their growth will be invaluable as Halliburton delivers on its value proposition to collaborate and engineer solutions to maximize asset value for our customers and deliver long-term value for our shareholders.” Mr. Leach retired in August 2025 from ConocoPhillips after a 40-year career in the oil and gas industry. He currently serves on the ConocoPhillips board, has served as executive vice president, Lower 48, and served as advisor to the chief executive officer. Prior to joining ConocoPhillips, he served as chairman and chief executive officer of Concho Resources Inc., since its formation in 2006 and led until its acquisition by ConocoPhillips in 2021. Earlier in his career, Mr. Leach held executive roles at Concho Oil & Gas Corp. and Parker & Parsley. Mr. Leach holds a Bachelor of Science in petroleum engineering from Texas A&M University and a Master of Business Administration from the University of Texas of the Permian Basin. In addition to his ConocoPhillips board service, Mr. Leach is active in numerous industry and community organizations, including the Permian Strategic Partnership, Scharbauer Foundation Board, The University of Texas MD Anderson Cancer Center Board of Visitors, and the Caesar Kleberg Wildlife Research Institute Advisory Board. ### ABOUT HALLIBURTON Halliburton is one of the world’s leading providers of products and services to the energy industry. Founded in 1919, we create innovative technologies, products, and services that help our customers maximize their value throughout the life cycle of an asset and advance a sustainable energy future. Connect with us on LinkedIn, YouTube, Instagram, and Facebook. Exhibit 99.1

3000 N. Sam Houston Pkwy E., Houston, TX 77032 Phone: 281-871-3602 Page 2 of 2 For Investors: David Coleman investors@halliburton.com 281-871-2688 For Media Relations: Alexandra Franceschi pr@halliburton.com 281-871-3602